Exhibit 10.1

FIRST AMENDMENT TO THE REALPAGE, INC. 2010 EQUITY INCENTIVE PLAN
(Amended and Restated Effective June 4, 2014)
This First Amendment (this “Amendment”) to the RealPage, Inc. (the “Company”) 2010 Equity Incentive Plan, as amended and restated June 4, 2014 (the “Plan”) is adopted as of January 8, 2015 (the “Date of Amendment”) by the Company's Board of Directors. All capitalized terms not defined herein shall have the meanings ascribed to them by the Plan.
Effective as of the Date of Amendment, the Plan is amended as follows:
1.    Prohibition on Option Repricing. New Section 20(d) is hereby added to the Plan as follows:
(d) Repricing of Awards Not Permitted. Except as provided in Section 15(a) (“Adjustments; Dissolution or Liquidation; Merger or Change in Control”), the terms and conditions of outstanding Awards may not be amended to reduce the per Share exercise price of an Option or Stock Appreciation Right, or cancel an outstanding Option or Stock Appreciation Right in exchange for cash, other Awards or Options or Stock Appreciation Rights with a per Share exercise price that is less than per Share exercise price of the original Option or Stock Appreciation Right, as applicable, without shareholder approval.
2.    Miscellaneous. Except as expressly amended hereby, the terms and conditions of the Plan shall remain in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.
RealPage, Inc., by its duly authorized officer, has executed this First Amendment to the Plan on the date indicated below.
REALPAGE, INC.
By: /s/ Stephen T. Winn
Stephen T. Winn
President, Chief Executive Officer
Chairman of the Board

Date: January 20, 2015